Exhibit 3.5

                                 THIRD AMENDMENT
                                       TO
                        AGREEMENT OF LIMITED PARTNERSHIP
                                       OF
                      CHELSEA GCA REALTY PARTNERSHIP, L.P.

          THIS THIRD AMENDMENT TO AGREEMENT OF LIMITED PARTNERSHIP (THIS "AMENDMENT"), dated as of September 3, 1999, is entered into by CHELSEA GCA REALTY, INC., a Maryland corporation, as general partner (the "GENERAL PARTNER") of CHELSEA GCA REALTY PARTNERSHIP, L.P. (the "Partnership"), for itself and on behalf of the existing limited partners of the Partnership, and TMCT II, LLC, a Delaware limited liability company ("LLC").

          WHEREAS, Section 4.5 of the Agreement of Limited Partnership of the Partnership (as amended to date, the "PARTNERSHIP AGREEMENT") authorizes the General Partner to cause the Partnership to issue additional Partnership Units in one or more classes or series, with such designations, preferences and relative, participating, optional or other special rights, powers and duties as shall be determined by the General Partner, subject to the provisions of such section; and

          WHEREAS, pursuant to the authority granted to the General Partner pursuant to Sections 4.5 and 14.1(B) of the Partnership Agreement, the General Partner desires to amend the Partnership Agreement (i) to establish a new class of Partnership Units, the 9.00% Series B Cumulative Redeemable Preferred Partnership Units (the "Series B Preferred Partnership Units"), and to set forth the designations, rights, powers, preferences and duties of such Series B Preferred Partnership Units, (ii) to issue the Series B Preferred Partnership Units to LLC and admit LLC as Additional Limited Partner and (iii) to make certain other changes to the Partnership Agreement.

          NOW, THEREFORE, in consideration of good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the General Partner hereby amends the Partnership Agreement as follows:

Section 1. AMENDMENTS TO CERTAIN SECTIONS OF THE PARTNERSHIP AGREEMENT.

          The following sections of the Partnership Agreement shall be amended as set forth below:

          (a) A new subsection C shall be added to the end of Section 14.1 of the Partnership Agreement as follows:

               "C. Notwithstanding any other provisions of this Agreement, this Agreement shall not be amended, and no action may be taken by the General Partner, without the Consent of each Partner adversely affected if such amendment or action would (i) convert a Limited Partner's interest in the Partnership into a general partner's interest (except as the result of the General Partner acquiring such interest), (ii) modify the limited liability of a Limited Partner, (iii) alter rights of the Partner to receive distributions pursuant to Article 5, Section 13.2, Section 7.1.A(3) or the allocations specified in Article 6 (except as permitted pursuant to Section
     4.51 or 7.3.C(3)), (iv) cause the termination of the Partnership prior to the time set forth in Sections 2.5 or 13.1, (v) alter the redemption or exchange rights as set forth in the documents establishing such rights, or
     (vi) amend this Section 14.1 (as amended hereby). Further, no amendment may alter the restrictions on the General Partner's authority set forth elsewhere in this Partnership Agreement without the Consent specified in such section. Any such amendment or action consented to by any Limited Partner shall be effective as to that Limited Partner, notwithstanding the absence of such consent by any other Limited Partner."

               (b) Section 4.5.F of the Partnership Agreement is amended by adding the following sentence after the first sentence thereof:

               "The Partnership also may from time to time issue to any Person additional Partnership Units or other Partnership Interests in such classes and having such designations, preferences and relative rights (including preferences and rights senior to the existing Limited Partnership Interests, to the extent not otherwise prohibited by the instruments creating such existing Limited Partnership Interests) as shall be determined by the General Partner in accordance with the Act and governing law."

               (c) Section 8.4 of the Partnership Agreement is amended by deleting the last sentence thereof and replacing it with the following:

               "Except as otherwise expressly provided in this Agreement (as the same may be amended from time to time in accordance with its provisions), no Limited Partner or Assignee shall have priority over any other Limited Partner or Assignee either as to the return of Capital Contributions or as to profits, losses, distributions or credits."

Section 2. AMENDMENT TO TAX PROVISIONS.

               (a) Section 6.2 of the Partnership Agreement is hereby deleted in its entirety and the following new Section 6.2 is inserted in its place:

               "Section 6.2 Allocations of Net Income and Net Loss

               For purposes of maintaining the Capital Accounts and in determining the rights of the Partners among themselves, the Partnership's items of income, gain, loss and deduction shall be allocated among the Partners in each taxable year (or portion thereof) as provided herein below.

A. Net Income. After giving effect to the special allocations set forth in Section 6.3, Net Income shall be allocated in the following manner and order of priority:

               (1) First, to the General Partner until the cumulative allocations of Net income under this Section 6.2.A.(1) equal the cumulative Net Losses allocated to the general Partner under Section 6.2.B.(4) hereof;

               (2) Second, to the General Partner and the Holders of Series B Preferred Partnership Units until the cumulative allocations of Net Income under this Section 6.2.A.(2) equal the cumulative allocations of Net Loss to the General Partner and the Holders of Series B Preferred Partnership Units under Section 6.2.B.(3) hereof (such allocations of Net Income to be in proportion to the cumulative allocation of Net Loss under Section 6.2.B.(3);

               (3) Third, to those Partners who have received allocations of Net Loss under Section 6.2.B.(2) hereof until the cumulative allocations of Net Income under this Section 6.2.A.(3) equal such cumulative allocations of Net Loss (such allocation of Net Income to be in proportion to the cumulative allocations of Net Loss under such section to each such Partner);

               (4) Fourth, to the Partners until the cumulative allocations of Net Income under this Section 6.2.A.(4) equal the cumulative allocations of Net Loss to such Partners under Section 6.2.B.(1) hereof (such allocation of Net Income to be in proportion to the cumulative allocations of net Loss under such section to each such Partner); and

               (5) Fifth, any remaining Net Income shall be allocated to the Partners who hold Common Partnership Units in proportion to their respective Percentage Interests as Holders of Common Partnership Units.

B. Net Losses. After giving effect to the special allocations set forth in Section 6.3, Net Losses shall be allocated to the Partners as follows:

          (1) To the Partners who hold Common Partnership Units in accordance with their respective Percentage Interests as holders of Common Partnership Units, except as otherwise provided in this Section 6.2.B.

          (2) To the extent that an allocation of Net Loss under Section 6.2.B.(1) would cause a Partner to have an Adjusted Capital Account Deficit at the end of such taxable year (or increase any existing Adjusted Capital Account Deficit of such Partner), such Net Loss shall instead be allocated to those Partners (other than holders of Series B Preferred Partnership Units), if any, for whom such allocation of Net Loss would not cause or increase an Adjusted Capital Account Deficit. Solely for purposes of this
     Section 6.2.B.(2), the Adjusted Capital Account Deficit, in the case of the General Partner, shall be determined without regard to the amount credited to the General Partner's Capital Account for the aggregate Liquidation Preference Amount attributable to the General Partner's Preferred Partnership Units. The Net Loss allocated under this Section 6.2.B.(2) shall be allocated among the Partners who may receive such allocation in proportion to and to the extent of the respective amounts of Net Loss that could be allocated to such Partners without causing such Partners to have an Adjusted Capital Account Deficit.

          (3) Any remaining Net Loss shall be allocated to the General Partner and the holders of Series B Preferred Partnership Units to the extent that such allocation of Net Loss would not cause or increase an Adjusted Capital Account Deficit of the General Partner or the Holders of the Series B Preferred Partnership Units, in proportion to each party's aggregate Capital Contribution with respect to its Preferred Partnership Units.

          (4) Any remaining Net Loss shall be allocated to the General Partner."

          (b) Section 6.3(C) of the Partnership Agreement is hereby deleted in its entirety and the following new Section 6.3(C) is inserted in its place:

               "(C) Priority Allocation With Respect To Preferred Partnership
                    Units. After taking into account the special allocation provisions of Section 6.3(A), all or a portion of the remaining items of Partnership gross income or gain for the Partnership Year, if any, shall be specially allocated to the General Partner and the Holders of Series B Preferred Partnership Units in proportion and up to the amounts equal to the excess, if any, of the cumulative distributions received by the General Partner and the Holders of Series B Preferred Partnership Units, respectively, pursuant to
                    Section 5.1(i) hereof for the current Partnership Year and all prior Partnership Years (other than any distributions that are treated as being in satisfaction of the Liquidation Preference Amount for any Preferred Partnership Units) over the cumulative allocations of Partnership gross income and gain to the General Partner and the Holders of Series B Preferred Partnership Units, respectively, under this
                    Section 6.3(c) for all prior Partnership Years."

Section 3.     SERIES B CERTIFICATE OF DESIGNATIONS.

          The Partnership Agreement is hereby amended by the adoption of the Series B Preferred Partnership Unit Certificate of Designations attached hereto as Attachment 1 setting forth the designations, rights, powers, duties and preferences of the Series B Preferred Partnership Units.

Section 4.     ADMISSION OF NEW LIMITED PARTNER.

          (a) The Partnership Agreement is hereby amended by adding to the current Exhibit A attached to the Partnership Agreement the names of the Series B Limited Partners.

          (b) Pursuant to and in accordance with Sections 4.5(D) and 12.2 of the Partnership Agreement, the General Partner hereby consents to the admission of LLC as an Additional Limited Partner and, subject only to the contribution by The Times Mirror Company to the Partnership of the Contribution Amount, General Partner does hereby admit LLC as an Additional Limited Partner and the Partnership hereby issues to LLC 1,300,000 Series B Preferred Partnership Units. LLC hereby adopts, accepts, ratifies, confirms and agrees to be bound by the terms of the Partnership Agreement applicable to it as a Limited Partner, as amended by the provisions hereof (including Attachment 1).

Section 5.     MISCELLANEOUS.

          (a) Except as amended by the provisions hereof, the Partnership Agreement shall remain in full force and effect in accordance with its terms and is hereby ratified, confirmed and approved by the undersigned for all purposes and in all respects.

          (b) This Amendment shall be binding upon and shall inure to the benefit of the parties hereto, their respective legal representatives, successors and permitted assigns.

          (c) This Amendment may be executed in counterparts, all of which taken together shall constitute one agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or same counterpart.

          (d) Capitalized terms used but not otherwise defined in this Amendment shall have the meanings ascribed in the Partnership Agreement or, if not defined therein, the meanings ascribed to them in the Contribution Agreement by and among The Times Mirror Company, TMCT II, LLC, Chelsea GCA Realty Partnership, L.P. and Chelsea GCA Realty, Inc., dated as of September 3, 1999.


                  IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 3 to the Partnership Agreement to be executed as of the day and year first above written.


                                   CHELSEA GCA REALTY
                                   PARTNERSHIP, L.P.

                                   By: Chelsea GCA Realty, Inc.
                                       General Partner

                                   By:
                                      ----------------------------

                                   LIMITED PARTNERS

                                   WOODBURY FAMILY ASSOCIATES, L.P.

                                   By:
                                      ----------------------------
                                       David C. Bloom


                                      ----------------------------
                                       David C. Bloom


                                      ----------------------------
                                       Leslie T. Chao


                                      ----------------------------
                                       Barry M. Ginsburg


                                      ----------------------------
                                       William D. Bloom


                                            TMCT II, LLC


                                           By:   The Times Mirror Company,
                                                 its Managing Member

                                                 By:
                                                    ---------------------------
                                                       Name:
                                                       Title:

                       ATTACHMENT I TO THIRD AMENDMENT OF
                        AGREEMENT OF LIMITED PARTNERSHIP
                                       OF
                      CHELSEA GCA REALTY PARTNERSHIP, L.P.

Section 1. DESIGNATION AND NUMBER. A series of Partnership Units in the Partnership designated as 9.00% Series B Cumulative Redeemable Preferred Partnership Units (the "Series B PREFERRED PARTNERSHIP UNITS") is hereby established. The number of Series B Preferred Partnership Units shall be 1,300,000.

Section 2. DISTRIBUTIONS.

A. PAYMENT OF DISTRIBUTIONS. Subject to the rights of holders of Parity Preferred Partnership Units as to the payment of distributions, holders of Series B Preferred Partnership Units will be entitled to receive, when, as and if declared by the Partnership acting through the General Partner, out of Available Cash, cumulative preferential cash distributions at the rate per annum of 9.00% of the original Capital Contribution per Series B Preferred Partnership Unit. Such distributions shall be cumulative, shall accrue from the original date of issuance and will be payable (i) quarterly in arrears for the three-month periods ending on the last day of February, May, August and November, such dividends to be payable for the quarter just ended on the lst day of each of March, June, September and December of each year, commencing on December 1, 1999, and (ii) in the event of (a) an exchange of Series B Preferred Partnership Units for Series B Preferred Shares, or (b) a redemption of Series B Preferred Partnership Units, on the exchange date or redemption date, as applicable (each A "SERIES B PREFERRED PARTNERSHIP UNIT DISTRIBUTION PAYMENT DATE"). The amount of the distribution payable for any period will be computed on the basis of a 360-day year of twelve 30-day months and, for any period shorter than a full quarterly period for which distributions are computed, the amount of the distribution payable will be computed based on the ratio of the actual number of days elapsed in such period to ninety (90) days. If any date on which distributions are to be made on the Series B Preferred Partnership Units is not a Business Day, then payment of the distribution to be made on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay) except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date. Distributions on the Series B Preferred Partnership Units will be made to the holders of record of the Series B Preferred Partnership Units on the relevant record dates, which will be fifteen
(15) days prior to the relevant Series B Preferred Partnership Unit Distribution Payment Date (the "SERIES B PREFERRED PARTNERSHIP UNIT PARTNERSHIP RECORD DATE").

B. DISTRIBUTIONS CUMULATIVE. Distributions on the Series B Preferred Partnership Units will accrue whether or not declared, whether or not the terms and provisions of any agreement of the Partnership at any time, including any agreement relating to its indebtedness, prohibit the current authorization, payment or setting aside for payment of distributions, whether or not the Partnership has earnings, whether or not there are funds legally available for the payment of such distributions and whether or not such distributions are authorized. Accrued but unpaid distributions on the Series B Preferred Partnership Units will accumulate as of the Series B Preferred Partnership Unit Distribution Payment Date on which they first become payable. Accumulated and unpaid distributions will not bear interest.

C. PRIORITY AS TO DISTRIBUTIONS. (i) So long as any Series B Preferred Partnership Units are outstanding, no distribution of cash or other property shall be authorized, declared, paid or set apart for payment on or with respect to Junior Units, nor shall any cash or other property (other than capital stock of the General Partner which corresponds in ranking to the Partnership Interests being acquired) be set aside for or applied to the purchase, redemption or other acquisition for consideration of any Series B Preferred Partnership Units, any Parity Preferred Partnership Units or any Junior Units, unless, in each case, all distributions accumulated on all Series B Preferred Partnership Units and all classes and series of outstanding Parity Preferred Partnership Units have been paid in full. The foregoing sentence will not prohibit (a) distributions payable solely in Junior Units, (b) the exchange or conversion of Junior Units or Parity Preferred Partnership Units into Partnership Interests of the Partnership ranking junior to the Series B Preferred Partnership Units as to distributions and rights upon involuntary or voluntary liquidation, dissolution or winding up of the Partnership, or (c) the redemption of Partnership Interests corresponding to Series B Preferred Shares, Parity Preferred Stock or Junior Stock to be purchased by the General Partner pursuant to the Charter with respect to the General Partner's common stock and comparable Charter provisions with respect to other classes or series of capital stock of the General Partner to preserve the General Partner's status as a real estate investment trust, provided that such redemption shall be upon the same terms as the corresponding purchase pursuant to Article IV of the Charter or such other comparable provisions.

               (ii) So long as distributions have not been paid in full (or a sum sufficient for such full payment is not irrevocably deposited in trust for payment) upon the Series B Preferred Partnership Units, all distributions authorized and declared on the Series B Preferred Partnership Units and all classes or series of outstanding Parity Preferred Partnership Units shall be authorized and declared so that the amount of distributions authorized and declared per Series B Preferred Partnership Unit and such other classes or series of Parity Preferred Partnership Units shall in all cases bear to each other the same ratio that accrued distributions per Series B Preferred Partnership Unit and such other classes or series of Parity Preferred Partnership Units (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if such classes or series of Parity Preferred Partnership Units do not have cumulative distribution rights) bear to each other.

D. NO FURTHER RIGHTS. Holders of the Series B Preferred Partnership Units shall not be entitled to any distributions, whether payable in cash, other property or otherwise, in excess of the full cumulative distributions described herein.

E. NO QUARTERLY DISTRIBUTIONS. No quarterly distributions on the Series B Preferred Partnership Units shall be authorized by the General Partner or be paid or set apart for payment by the Partnership at such time as the terms and provisions of any agreement of the General Partner or the Partnership, including any agreement relating to its indebtedness, prohibits such authorization, payment or setting apart for payment or provides that such authorization, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such authorization or payment shall be restricted or prohibited by law.

Section 3. LIQUIDATION PROCEEDS.

A. DISTRIBUTIONS. Upon the voluntary or involuntary dissolution, liquidation or winding up of the Partnership (a "liquidation"), the holders of the Series B Preferred Partnership Units then outstanding, shall be entitled to receive in cash or property (at its fair market value determined by the General Partner) and to be paid out of the assets of the Partnership available for distribution to its partners, before any payment or distribution shall be made on any Junior Partnership Units, the amount of its Capital Contribution per Series B Preferred Partnership Unit, plus accumulated and unpaid quarterly distributions, if any, thereon to and including the date of liquidation.

B. NOTICE. Written notice of any such voluntary or involuntary liquidation, dissolution or winding-up of the Partnership, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not less than 30 days and not more that 60 days prior to the payment date stated therein, to each record holder of the Series B Preferred Partnership Units at the respective addresses of such holders as the same shall appear on the transfer records of the Partnership.

C. NO FURTHER RIGHTS. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series B Preferred Partnership Units will have no right or claim to any of the remaining assets of the Partnership.

D. CONSOLIDATION, MERGER OR CERTAIN OTHER TRANSACTIONS. Neither the sale, lease or conveyance of all or substantially all of the property or business of the Partnership, nor the merger or consolidation of the Partnership into or with any other entity or the merger or consolidation of any other entity into or with the Partnership, shall be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, for the purposes hereof.

E. PRO RATA DISTRIBUTION. IF, upon any voluntary or involuntary dissolution, liquidation or winding up of the Partnership, the amounts payable with respect to the preferred distributions on the Series B Preferred Partnership Units and the Preferred Partnership Units of the Partnership ranking, as to any liquidation rights, on a parity with the Series B Preferred Partnership Units are not paid in full, the holders of the Series B Preferred Partnership Units and any other Preferred Partnership Units ranking, as to liquidation rights, on a parity with the Series B Preferred Partnership Units shall share ratably in any such distribution of assets of the Partnership in proportion to the full respective preference amounts to which they would otherwise be respectively entitled.

Section 4. OPTIONAL REDEMPTION.

A. RIGHT OF OPTIONAL REDEMPTION. The Series B Preferred Partnership Units may not be redeemed prior to the September 3, 2004. On or after such date, the Partnership shall have the right to redeem the Series B Preferred Partnership Units of any holder thereof, in whole or in part, at any time or from time to time, upon not less then 30 days nor more than 60 days written notice, at a redemption price, payable in cash, equal to the Capital Contribution for the Series B Preferred Partnership Units plus all accumulated and unpaid distributions, if any (the "SERIES B REDEMPTION PRICE"). If fewer than all of the outstanding Series B Preferred Partnership Units are to be redeemed, the Series B Preferred Partnership Units to be redeemed shall be selected pro rata (as nearly as practicable without creating fractional units).

B. LIMITATION ON REDEMPTION.

               (i) The Series B Redemption Price of the Series B Preferred Partnership Units (other than the portion thereof consisting of accumulated but unpaid distributions) will be payable solely out of the sale proceeds of capital stock of the General Partner, which will be contributed by the General Partner to the Partnership as an additional capital contribution, or out of the sale of limited partner interests in the Partnership, and from no other source. For purposes of the preceding sentence, "capital stock" means any equity securities (including Common Stock and Preferred Stock (as such terms are defined in the Charter)), shares, depository shares, participation or other ownership interests (however designated) and any rights (other than debt securities convertible into or exchangeable for equity securities) or options to purchase any of the foregoing.

               (ii) The Partnership may not redeem fewer than all of the outstanding Series B Preferred Partnership Units unless all accumulated and unpaid distributions have been paid on all Series B Preferred Partnership Units for all quarterly distribution periods terminating on or prior to the date of redemption.

C. PROCEDURES FOR REDEMPTION.

               (i) Notice of redemption will be mailed by the Partnership, by certified mail, postage prepaid, not less than 30 days nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the Series B Preferred Partnership Units at their respective addresses as they appear on the records of the Partnership. No failure to give or defect in such notice shall affect the validity of the proceedings for the redemption of any Series B Preferred Partnership Units except as to the holder to whom such notice was defective or not given. In addition to any information required by law, each such notice shall state: (a) the redemption date, (b) the Series B Redemption Price, (c) the aggregate number of Series B Preferred Partnership Units to be redeemed and if fewer than all of the outstanding Series B Preferred Partnership Units are to be redeemed, the number of Series B Preferred Partnership Units to be redeemed held by such holder, which number shall equal such holder's pro rata share (based on the percentage of the aggregate number of outstanding Series B Preferred Partnership Units that the total number of Series B Preferred Partnership Units held by such holder represents) of the aggregate number of Series B Preferred Partnership Units to be redeemed, (d) the place or places where such Series B Preferred Partnership Units are to be surrendered for payment of the Series B Redemption Price, (e) that distributions on the Series B Preferred Partnership Units to be redeemed will cease to accumulate on such redemption date and (f) that payment of the Series B Redemption Price will be made upon presentation and surrender of such Series B Preferred Partnership Units.

               (ii) If the Partnership gives a notice of redemption in respect of Series B Preferred Partnership Units (which notice will be irrevocable) then, by 12:00 noon, New York City time, on the redemption date, the Partnership will deposit irrevocably in trust for the benefit of the holders of the Series B Preferred Partnership Units being redeemed funds sufficient to pay the applicable Series B Redemption Price and will give irrevocable instructions and authority to pay such Series B Redemption Price to the holders of the Series B Preferred Partnership Units upon surrender of the Series B Preferred Partnership Units by such holders at the place designated in the notice of redemption. If the Series B Preferred Partnership Units are evidenced by a certificate and if fewer than all Series B Preferred Partnership Units evidenced by any certificate are being redeemed, a new certificate shall be issued upon surrender of the certificate evidencing all Series B Preferred Partnership Units, evidencing the unredeemed Series B Preferred Partnership Units without cost to the holder thereof. On and after the date of redemption, distributions will cease to accumulate on the Series B Preferred Partnership Units or portions thereof called for redemption, unless the Partnership defaults in the payment thereof. If any date fixed for redemption of Series B Preferred Partnership Units is not a Business Day, then payment of the Series B Redemption Price payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay) except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date fixed for redemption. If payment of the Series B Redemption Price is improperly withheld or refused and not paid by the Partnership, distributions on such Series B Preferred Partnership Units will continue to accumulate from the original redemption date to the date of payment, in which case the actual payment date will be considered the date fixed for redemption for purposes of calculating the applicable Series B Redemption Price.

Section 5. VOTING RIGHTS.

A. General. Holders of the Series B Preferred Partnership Units will not have any voting rights or right to consent to any matter requiring the consent or approval of the Limited Partners, except as set forth below and in Section 14.1.C of the Partnership Agreement.

B. CERTAIN VOTING RIGHTS. So long as any Series B Preferred Partnership Units remain outstanding, the Partnership shall not, without the affirmative vote or consent of the holders of at least two-thirds of the Series B Preferred Partnership Units outstanding at the time (i) authorize or create, or increase the authorized or issued amount of, any class or series of Partnership Interests ranking senior to the Series B Preferred Partnership Units with respect to payment of distributions or rights upon liquidation, dissolution or winding-up or reclassify any Partnership Interests of the Partnership into any such senior Partnership Interest, or create, authorize or issue any obligations or securities convertible into or evidencing the right to purchase any such senior Partnership Interests, (ii) authorize or create, or increase the authorized or issued amount of any Parity Preferred Units or reclassify any Partnership Interest of the Partnership into any such Partnership Interest or create, authorize or issue any obligations or securities convertible into or evidencing the right to purchase any such Partnership Interests, but only to the extent such Parity Preferred Units are issued to an affiliate of the Partnership, other than (a) issuances to the General Partner to the extent the issuance of such interests was to allow the General Partner to issue corresponding preferred stock to persons who are not affiliates of the Partnership or (b) issuances to affiliates other than the General Partner upon terms no more favorable to such affiliates than those that the General Partner, in the good faith determination of the disinterested members of its Board of Directors, would be willing to offer to an unrelated party in an arm's length transaction (each of (a) and (b) an "Affiliate Parity Placement"), or (iii) either consolidate, merge into or with, or convey, transfer or lease its assets substantially as an entirety to, any corporation or other entity or amend, alter or repeal the provisions of the Partnership Agreement (including, without limitation, this Amendment), whether by merger, consolidation or otherwise, in each case in a manner that would materially and adversely affect the powers, special rights, preferences, privileges or voting power of the Series B Preferred Partnership Units or the holders thereof; provided, however, that with respect to the occurrence of any event set forth in (iii) above, so long as (a) the Partnership is the surviving entity and the Series B Preferred Partnership Units remain outstanding with the terms thereof unchanged, or (b) the resulting, surviving or transferee entity is a partnership, limited liability company or other pass-through entity organized under the laws of any state and substitutes, for the Series B Preferred Partnership Units, other interests in such entity having substantially the same terms and rights as the Series B Preferred Partnership Units, including with respect to distributions, voting rights and rights upon liquidation, dissolution or winding-up, then the occurrence of any such event shall not be deemed to materially and adversely affect such rights, privileges or voting powers of the holders of the Series B Preferred Partnership Units; and provided further that any increase in the amount of Partnership Interests or the creation or issuance of any other class or series of Partnership Interests, in each case ranking either (a) junior to the Series B Preferred Partnership Units with respect to payment of distributions and the distribution of assets upon liquidation, dissolution or winding-up or (b) on a parity with the Series B Preferred Partnership Units with respect to payment of distributions and the distribution of assets upon liquidation, dissolution or winding-up to the extent such Partnership Interests are not issued to an affiliate of the Partnership, other than in an Affiliate Parity Placement, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

In addition to the foregoing, the Partnership will not (x) enter into any contract, mortgage, loan or other agreement that prohibits or restricts, or has the effect of prohibiting or restricting, the ability of a Preferred Limited Partner to exercise its rights set forth herein to effect in full an exchange or redemption pursuant to Section 7, except with the written consent of such Preferred Limited Partner; or (y) amend, alter, or repeal or waive Sections 7.5 and 11.6.E(x) of the Partnership Agreement without the affirmative vote of at least two-thirds of the Series B Preferred Partnership Units outstanding at the time.

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding Series B Preferred Partnership Units shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

C. ONE VOTE PER UNIT/NO GENERAL VOTING RIGHTS. On each matter submitted to a vote of the holders of Series B Preferred Partnership Units in accordance with this paragraph or paragraph 7.C, or as otherwise required by law, each Series B Preferred Partnership Unit shall be entitled to one vote. With respect to each Series B Preferred Partnership Unit, the holder thereof may designate a proxy, with each such proxy having the right to vote on behalf of the holder.

Notwithstanding anything to the contrary in this Amendment, in no event shall the General Partner or any of its Affiliates have any voting, consent or approval rights in respect of any Series B Preferred Partnership Units it or they may hold, and any percentage or portion of outstanding Series B Preferred Partnership Units that may be required hereunder for any vote, consent or approval of holders thereof shall be determined as if all Series B Preferred Partnership Units then held by the General Partner or any of its Affiliates were not outstanding.

Section 6. TRANSFER RESTRICTIONS.

          The Series B Preferred Partnership Units shall not be subject to the provisions of Sections 11.1 (B), 11.3(A), 11.3(B), 11.6(D) and 11.6(E) of the Partnership Agreement. If such transfer would result in more than four (4) partners holding all outstanding Series B Preferred Partnership Units within the meaning of Treasury Regulation Section 1.7704- 1 (h), no transfer of the Series B Preferred Partnership Units is permitted without the consent of the General Partner, which consent may be given or withheld in its sole and absolute discretion; provided, however, that the General Partner's consent may not be unreasonably withheld if (a) such transfer would not result in more than ten
(10) partners holding all outstanding Series B Preferred Partnership Units within the meaning of such Treasury Regulation Sections and (b) the General Partner is relying on a provision other than Treasury Regulation Section 1.7704-1(h) to avoid classification of Operating Partnership as a PTP. In addition, no transfer may be made to any person if such transfer would cause the exchange of the Series B Preferred Partnership Units for Series B Preferred Shares, as provided herein, to be required to be registered under the Securities Act, or any state securities laws. Notwithstanding anything in Sections 11.4,
11.5 and 12.2 of the Partnership Agreement to the contrary, the admission of any transferee of Series B Preferred Partnership Units as a Limited Partner shall be in the General Partner's reasonable (not sole and absolute) discretion.

Section 7. EXCHANGE RIGHTS.

A. RIGHT TO EXCHANGE.

     (i) The Series B Preferred Partnership Units will be exchangeable in whole but not in part unless expressly otherwise provided herein, at anytime on or after September 3, 2009 at the option of holders of more than 50% of all outstanding Series B Preferred Partnership Units for authorized but previously unissued Series B Preferred Shares at an exchange rate of one Series B Preferred Share from the General Partner for one Series B Preferred Partnership Unit, subject to adjustment as described below (the "SERIES B EXCHANGE PRICE"), PROVIDED that the Series B Preferred Partnership Units will become exchangeable at any time, in whole but not in part, unless expressly otherwise provided herein, at the option of holders of more than 50% of all outstanding Series B Preferred Partnership Units for Series B Preferred Shares, if:

     (y) at any time full distributions shall not have been timely made on any Series B Preferred Partnership Unit with respect to six (6) prior quarterly distribution periods, whether or not consecutive, provided, however, that a distribution in respect of Series B Preferred Partnership Units shall be considered timely made if made within two (2) Business Days after the Series B Preferred Partnership Unit Distribution Payment Date if at the time of such late payment there shall not be any prior quarterly distribution periods in respect of which full distributions were not timely made, OR

     (z) upon receipt by a holder or holders of Series B Preferred Partnership Units of (1) notice from the General Partner that the General Partner or a Subsidiary of the General Partner has become aware of facts that will or likely will cause the Partnership to become a PTP and (2) an opinion rendered by an outside nationally recognized independent counsel familiar with such matters addressed to a holder or holders of Series B Preferred Partnership Units, that the Partnership is or likely is, or upon the occurrence of a defined event in the immediate future will be or likely will be, a PTP.

In addition, the Series B Preferred Partnership Units may be exchanged for Series B Preferred Shares, in whole but not in part unless expressly otherwise provided herein, at the option of holders of more than 50% of all outstanding Series B Preferred Partnership Units prior to September 3, 2009 and after September 2, 2002 if such holders of Series B Preferred Partnership Units shall deliver to the General Partner either (i) a private ruling letter addressed to such holder of Series B Preferred Partnership Units or (ii) an opinion of independent counsel reasonably acceptable to the General Partner based on the enactment of temporary or final Treasury Regulations since the date of Closing or the publication of a Revenue Ruling since the date of Closing, in either case to the effect that an exchange of the Series B Preferred Partnership Units at such earlier time would not cause the Series B Preferred Partnership Units to be considered "stock and securities" within the meaning of Section 351(e) of the Code for purposes of determining whether the holder of such Series B Preferred Partnership Units is an "investment company" under Section 721(b) of the Code if an exchange is permitted at such earlier date.

Furthermore, the Series B Preferred Partnership Units, if LLC so determines, may be exchanged in whole but not in part (regardless of whether held by LLC) for Series B Preferred Shares (but only if the exchange in whole may be accomplished consistently with the ownership limitations set forth under the Series B Articles Supplementary (as defined herein) (taking into account exceptions thereto)), if (1) LLC concludes based on results or projected results that there exists (in the reasonable judgment of LLC) an imminent and substantial risk that the LLC's interest in the Partnership represents or will represent more than 18.0% of the total profits of or capital interests in the Partnership for a taxable year, (2) LLC delivers to the General Partner an opinion of nationally recognized independent counsel, reasonably acceptable to the General Partner to the effect that there is a substantial risk that its interest in the Partnership does not or will not satisfy the 18.0% limit and (3) the General Partner agrees with the conclusions referred to in clauses (1) and (2) of this sentence, such agreement not to be unreasonably withheld.

               (ii) Notwithstanding anything to the contrary set forth in
Section 7.A(i), if a Series B Exchange Notice (as defined herein) has been delivered to the General Partner, then the General Partner may, at its option, within ten (10) Business Days after receipt of the Series B Exchange Notice, elect to cause the Partnership to redeem all or a portion of the outstanding Series B Preferred Partnership Units for cash in an amount equal to the original Capital Contribution per Series B Preferred Partnership Unit and all accrued and unpaid distributions thereon to the date of redemption. If the General Partner elects to redeem fewer than all of the outstanding Series B Preferred Partnership Units, the number of Series B Preferred Partnership Units held by each holder to be redeemed shall equal such holder's pro rata share (based on the percentage of the aggregate number of outstanding Series B Preferred Partnership Units that the total number of Series B Preferred Partnership Units held by such holder represents) of the aggregate number of Series B Preferred Partnership Units being redeemed.

               (iii) In the event an exchange of all Series B Preferred Partnership Units pursuant to Section 7.A would violate the provisions on ownership limitation of the General Partner set forth in Section 7 of Article Third of the Articles Supplementary to the Charter with respect to Series B Preferred Shares (the "SERIES B ARTICLES SUPPLEMENT "), each holder of Series B Preferred Partnership Units shall be entitled to exchange, pursuant to the provisions of Section 7.B below, a number of Series B Preferred Partnership Units which would comply with the provisions on the ownership limitation of the General Partner set forth in such Section 7 of Article Third of the Series B Articles Supplementary, with respect to such holder, and any Series B Preferred Partnership Units not so exchanged (THE "SERIES B EXCESS UNITS") shall be redeemed by the Partnership for cash in an amount equal to the original Capital Contribution per Series B Excess Unit, plus any accrued and unpaid distributions thereon to the date of redemption subject to any restriction thereon contained in any debt instrument or agreement of the Partnership.

In the event an exchange would result in Series B Excess Units, as a condition to such exchange, each holder of such units agrees to provide such representations and covenants reasonably requested by the General Partner relating to (i) the widely held nature of the interests in such holder, sufficient to assure the General Partner that the holder's ownership of stock of the General Partner (without regard to the limits described above) will not result in the Beneficial Ownership by any "individual" (as used for the purposes of Section 542(a)(2) of the Code as modified by Section 856(h)(3) of the Code) in excess of 7.0% of the value of the outstanding stock of the General Partner to the extent the holder can reasonably make such representation; and (ii) the holder's ownership of tenants of the Partnership and its affiliates.

To the extent the General Partner would not be able to pay the cash set forth above in exchange for the Series B Excess Units, and to the extent consistent with the Charter, the General Partner agrees that it will grant to the holders of the Series B Preferred Partnership Units exceptions to the Ownership Limits set forth in the Series B Articles Supplementary sufficient to allow such holders to exchange all of their Series B Preferred Partnership Units for Series B Preferred Shares, provided such holders furnish to the General Partner representations acceptable to the General Partner in its sole and absolute discretion which assure the General Partner that such exceptions will not jeopardize the General Partner's tax status as a REIT for purposes of federal and applicable state law.

Notwithstanding any provision of this Agreement to the contrary, no Series B Limited Partner shall be entitled to effect an exchange of Series B Preferred Partnership Units for Series B Preferred Shares to the extent that ownership or right to acquire such shares would cause the Partner or any other Person or, in the opinion of counsel selected by the General Partner, may cause the Partner or any other Person, to violate the restrictions on ownership and transfer of Series B Preferred Shares set forth in the Charter. To the extent any such attempted exchange for Series B Preferred Shares would be in violation of the previous sentence, it shall be void ab initio and such Series B Limited Partner shall not acquire any rights or economic interest in the Series B Preferred Shares otherwise issuable upon such exchange.

               (iv) The redemption of Series B Preferred Partnership Units described in Section 7.A(ii) and (iii) shall be subject to the provisions of
Section 4.B(i) and Section 4.C(ii).

B. PROCEDURE FOR EXCHANGE AND/OR REDEMPTION OF SERIES B PREFERRED PARTNERSHIP UNITS.

               (i) Any exchange shall be exercised pursuant to a notice of exchange (the "SERIES B EXCHANGE NOTICE") delivered to the General Partner by the holders of more than 50% of the outstanding Series B Preferred Partnership Units by certified mail postage prepaid. The General Partner may effect any exchange of Series B Preferred Partnership Units, or exercise its option to redeem any portion of the Series B Preferred Partnership Units for cash pursuant to Section 7.A(ii) or redeem Series B Excess Units pursuant to Section 7.A(iii), by delivering to each holder of record of Series B Preferred Partnership Units, within ten (10) Business Days following receipt of the Series B Exchange Notice,

                    (a) if the General Partner elects to exchange any of the Series B Preferred Partnership Units then outstanding, (1) certificates representing the Series B Preferred Shares being issued in exchange for the Series B Preferred Partnership Units of such holder being exchanged and (2) a written notice (a "SERIES B REDEMPTION NOTICE") stating (A) the redemption date, which may be the date of such Redemption Notice, (B) the redemption price, (C) the place or places where the Series B Preferred Partnership Units are to be surrendered and (D) that distributions on the Series B Preferred Partnership Units will cease to accrue on such redemption date, or

                    (b) if the General Partner elects to cause the Partnership to redeem all of the Series B Preferred Partnership Units then outstanding in exchange for cash, a Series B Redemption Notice. Series B Preferred Partnership Units shall be deemed canceled (and any corresponding Partnership Interest represented thereby deemed terminated) simultaneously with the delivery of shares of Series B Preferred Shares (with respect to Series B Preferred Partnership Units exchanged) or simultaneously with the redemption date (with respect to Series B Preferred Partnership Units redeemed).

Holders of Series B Preferred Partnership Units shall deliver any canceled certificates representing Series B Preferred Partnership Units which have been exchanged or redeemed to the office of General Partner (which currently is located at 103 Eisenhower Parkway, Roseland, NJ 07068) within ten (10) Business Days after the exchange or redemption with respect thereto. Notwithstanding anything to the contrary contained herein, any and all Series B Preferred Partnership Units to be exchanged for REIT Series B Preferred Stock pursuant to this Section 7 shall be so exchanged in a single transaction at one time. As a condition to exchange, the General Partner may require the holders of Series B Preferred Partnership Units to make such representations as may be reasonably necessary for the General Partner to establish that the issuance of Series B Preferred Shares pursuant to the exchange shall not be required to be registered under the Securities Act or any state securities laws. Any Series B Preferred Shares issued pursuant to this Section 7 shall be delivered as shares which are duly authorized, validly issued, fully paid and nonassessable, free of any pledge, lien, encumbrance or restriction other than those provided in the Charter, the By-Laws of the General Partner, the Securities Act and relevant state securities or blue sky laws.

          The certificates representing the Series B Preferred Shares issued upon exchange of the Series B Preferred Partnership Units shall contain the following legend:

          THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT
          (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") OR (B) IF THE CORPORATION HAS BEEN FURNISHED WITH A SATISFACTORY OPINION OF COUNSEL FOR THE HOLDER OF THE SHARES REPRESENTED HEREBY, OR OTHER EVIDENCE SATISFACTORY TO THE CORPORATION, THAT SUCH TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION IS EXEMPT FROM THE PROVISIONS OF SECTION 5 OF THE ACT AND THE RULES AND REGULATIONS THEREUNDER.

               (ii) In the event of an exchange of Series B Preferred Partnership Units for Series B Preferred Shares, an amount equal to the accrued and unpaid distributions to the date of exchange on any Series B Preferred Partnership Units tendered for exchange shall (i) accrue on the Series B Preferred Shares into which such Series B Preferred Partnership Units are exchanged, and (ii) continue to accrue on such Series B Preferred Partnership Units, which shall remain outstanding following such exchange, with the General Partner as the holder of such Series B Preferred Partnership Units. Notwithstanding anything to the contrary set forth herein, in no event shall a holder of a Series B Preferred Partnership Unit that was validly exchanged for Series B Preferred Shares pursuant to this section (other than the General Partner now holding such Series B Preferred Partnership Unit), receive a distribution out of Available Cash of the Partnership, if such holder, after exchange, is entitled to receive a distribution out of Available Cash with respect to the Series B Preferred Shares for which such Series B Preferred Partnership Unit was exchanged or redeemed. Further, for purposes of the foregoing, in the event of an exchange of Series B Preferred Partnership Units for Series B Preferred Shares, if the accrued and unpaid distributions per Series B Preferred Partnership Unit is not the same for all Series B Preferred Partnership Units, the accrued and unpaid distributions per Series B Preferred Partnership Unit for all Series B Preferred Partnership Units shall be equal to the greatest amount of such accrued and unpaid distributions per Series B Preferred Partnership Unit on any such unit.

               (iii) Fractional Series B Preferred Shares are not to be issued upon exchange but, in lieu thereof, the General Partner will pay a cash adjustment based upon the fair market value of the Series B Preferred Shares on the day prior to the exchange date as determined in good faith by the Board of Directors of the General Partner.

C. ADJUSTMENT OF SERIES B EXCHANGE PRICE. In case the General Partner shall be a party to any transaction (including, without limitation, a merger, consolidation, statutory share exchange, tender offer for all or substantially all of the General Partner's capital stock or sale of all or substantially all of the General Partner's assets), in each case as a result of which the Series B Preferred Shares will be converted into the right to receive shares of capital stock, other securities or other property (including cash or any combination thereof), each Series B Preferred Unit will thereafter be exchangeable into the kind and amount of shares of capital stock and other securities and property receivable (including cash or any combination thereof) upon the consummation of such transaction by a holder of that number of Series B Preferred Shares or fraction thereof into which one Series B Preferred Unit was exchangeable immediately prior to such transaction. The General Partner may not become a party to any such transaction, whether or not any Series B Preferred Shares are then outstanding: (i) which does not preserve the existence of the Series B Preferred Shares with their current rights, preferences and privileges, or (ii) if the terms thereof are inconsistent with the foregoing. In addition, so long as a Series B Limited Partner or any of its permitted successors or assigns, hold any Series B Preferred Partnership Units, as the case may be, the General Partner shall not, without the affirmative vote or consent of the holders of at least two-thirds of the Series B Preferred Partnership Units outstanding at the time: (a) designate or create, or increase the authorized or issued amount of, any class or series of shares ranking senior to the Series B Preferred Shares with respect to the payment of distributions or rights upon liquidation, dissolution or winding-up or reclassify any authorized shares of the General Partner into any such shares, or create, authorize or issue any obligations or securities convertible into or evidencing the right to purchase any such shares;
(b) designate or create, or increase the authorized or issued amount of, any Parity Preferred Shares or reclassify any authorized shares of the General Partner into any such shares, or create, authorize or issue any obligations or security convertible into or evidencing the right to purchase any such shares, but only to the extent that such Parity Preferred Shares are issued to an Affiliate of the General Partner (other than in an Affiliate Parity Placement);
(c) amend, alter or repeal the provisions of the Charter or bylaws of the General Partner, whether by merger, consolidation or otherwise, that would materially and adversely affect the powers, special rights, preferences, privileges or voting power of the Series B Preferred Shares or the holders thereof; provided, however, that with respect to the occurrence of any event set forth in (c) above, so long as (1) the Partnership is the surviving entity and the Series B Preferred Partnership Units remain outstanding with the terms thereof unchanged, or (2) the resulting, surviving or transferee entity is a partnership, limited liability company or other pass-through entity organized under the laws of any state and substitutes, for the Series B Preferred Partnership Units, other interests in such entity having substantially the same terms and rights as the Series B Preferred Partnership Units, including with respect to distributions, voting rights and rights upon liquidation, dissolution or winding-up, then the occurrence of any such event shall not be deemed to materially and adversely affect such rights, privileges or voting powers of the holders of the Series B Preferred Partnership Units; PROVIDED, FURTHER, that any increase in the amount of authorized Preferred Shares or the creation or issuance of any other series or class of Preferred Shares, or any increase in the amount of authorized shares of each class or series, in each case ranking either (3) junior to the Series B Preferred Shares with respect to the payment of distributions and the distribution of assets upon liquidation, dissolution or winding-up, or (4) on a parity with the Series B Preferred Shares with respect to the payment of distributions and the distribution of assets upon liquidation, dissolution or winding-up to the extent such Preferred Shares are not issued to an Affiliate of the Company (other than in an Affiliate Parity Placement), shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

          The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding Series B Preferred Partnership Units shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

Section 8. NO CONVERSION RIGHTS.

          The holders of the Series B Preferred Partnership Units shall not have any rights to convert such Partnership Units into any other class of Partnership Interests or any interest in the Partnership.

Section 9. NO SINKING FUND.

          No sinking fund shall be established for the retirement or redemption of the Series B Preferred Partnership Units.

Section 10. REPORTS.

          In addition to the reports required pursuant to Section 9.3 of the Partnership Agreement, so long as any Series B Preferred Partnership Units are outstanding, the General Partner shall cause to be mailed to each Series B Limited Partner:

A. As soon as available, but in no event later than ten Business Days following the date on which the General Partner files its annual report in respect of a fiscal year on Form 10-K, with the Commission (or, in the event that the Partnership is required under rules and regulations promulgated by the Commission to file with the Commission a Form 1O-K separate from General Partner's Form 1O-K, ten Business Days after the filing of such report by the Partnership with the Commission), a complete copy of the Partnership's financial statements for such fiscal year including a balance sheet, income statement and cash flow statement for such fiscal year prepared in accordance with GAAP (except with respect to footnotes); and

B. As soon as available, but in no event later than ten Business Days following the date on which the General Partner files its quarterly report in respect of a fiscal quarter on Form 1O-Q, with the Commission (or, in the event the Partnership is required under rules and regulations promulgated by the Commission to file with the Commission a Form 1O-Q separate from the General Partner's Form 10-Q, ten Business Days after the filing of such report by the Partnership with the Commission), a complete copy of the Partnership's unaudited quarterly financial statements for such fiscal quarter including a balance sheet, income statement and cash flow statement for such fiscal quarter prepared in accordance with GAAP (except with respect to footnotes).

C. Not later than April 15 of each taxable year, a final Form K-1 for the prior taxable year.

Section 11. DEFINITIONS.

          "JUNIOR STOCK" means any class or series of capital stock of the General Partner ranking junior as to the payment of distributions or rights upon voluntary or involuntary liquidation, winding up or dissolution of the General Partner to the REIT Series B Preferred Shares.

          "JUNIOR UNITS" means any class or series of Partnership Interest of the Partnership ranking junior as to the payment of distributions or rights upon voluntary or involuntary liquidation, winding up or dissolution of the Partnership to the Series B Preferred Partnership Units. Without limiting the generality of the foregoing Junior Units shall include the Common Partnership Units and the Special Units.

          "LLC" means TMCT II, LLC, a Delaware limited liability company.

          "PARITY PREFERRED STOCK" means any class or series of Preferred Shares now or hereafter authorized, issued or outstanding expressly designated by the General Partner to rank on a parity with Series B Preferred Shares with respect to distributions or rights upon voluntary or involuntary liquidation, winding up or dissolution of the General Partner in accordance with the Series B Articles Supplementary, including the Series A Preferred Stock.

          "PARITY PREFERRED PARTNERSHIP UNIT" means any class or series of Partnership Interests of the Partnership now or hereafter authorized, issued or outstanding expressly designated by the Partnership to rank on a parity with Series B Preferred Partnership Units with respect to distributions or rights upon voluntary or involuntary liquidation, winding up and dissolution of the Partnership, including the Series A Preferred Partnership Units.

          "PARTNERSHIP INTEREST" means an ownership interest in the Partnership of either a Limited Partner or the General Partner and includes any and all benefits to which the holder of such a Partnership Interest may be entitled as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement. There may be one or more classes or series of Partnership Interests as provided in Section 4.5 of the Partnership Agreement. A Partnership Interest may be expressed as a number of Partnership Units. Unless otherwise expressly provided for by the General Partner at the time of the original issuance of any Partnership Interests, all Partnership Interests (whether of a Limited Partner or a General Partner) shall be of the same class or series. The Partnership Interests represented by the Common Units, the Special Units, the Series A Preferred Partnership Units and the Series B Preferred Partnership Units are the only Partnership Interests outstanding on the date hereof and are separate classes of Partnership Interest for all purposes of this Agreement.

          "PREFERRED LIMITED PARTNER" means any Person holding a Preferred Partnership Unit, and named as a Preferred Limited Partner in Exhibit A attached to the Partnership Agreement, as such Exhibit may be amended from time to time, or any Substitute Limited Partner or Additional Limited Partner, in such Person's capacity as a Preferred Limited Partner in the Partnership.

          "PREFERRED SHARE" means a share of the General Partner's preferred stock, par value $.01 per share, with such rights, priorities and preferences as shall be designated by the Board of Directors in accordance with the Charter.

          "REIT" means a real estate investment trust under Sections 856 through 860 of the Code.

          "SERIES B LIMITED PARTNER" means any Person holding Series B Preferred Partnership Units and named as a Series B Limited Partner in Exhibit A attached to the Partnership Agreement, as such Exhibit may be amended from time to time, or any Substitute Limited Partner, in such Person's capacity as a Series B Limited Partner in the Partnership.

          "SERIES B PREFERRED SHARE" means a share of 9.00% Series B Cumulative Redeemable Preferred Stock, par value $.01 per share, liquidation preference $50.00 per share, of the General Partner.

          "SERIES B PREFERRED PARTNERSHIP UNITS" means the Partnership's 9.00% Series B Cumulative Redeemable Preferred Partnership Units, with the rights, priorities and preferences set forth herein.